UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2012 (March 14, 2012)

Business Development Corporation of America

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

814-00821	27-2614444
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, Including Zip Code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective March 14, 2012, William M. Kahane resigned as President of Business Development Corporation of America (the “Company”), as a result of Mr. Kahane’s appointment as President and Chief Executive Officer of American Realty Capital Trust, Inc. (“ARCT”). On March 1, 2012, ARCT internalized the management services previously provided by its affiliates and ARCT’s common stock was listed on The NASDAQ Global Select Market. Mr. Kahane will remain as a member of the Board of Directors of the Company.

Simultaneous with Mr. Kahane’s resignation, the Board of Directors of the Company appointed Edward M Weil, Jr. as President of the Company, effective March 14, 2012, in accordance with the terms of the Company’s Bylaws.

Mr. Weil, 44, also served has served as executive vice president and secretary of the BDCA adviser since its formation in June 2010 and became president, chief operating officer, and secretary of the BDCA advisor in March 2012. Mr. Weil has been the chief executive officer of Realty Capital Securities, LLC, a broker-dealer registered with FINRA, since December 2010. Mr. Weil also was the executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager from their formation in August 2007 through February 2012. Mr. Weil also was executive vice president and secretary of American Realty Capital New York Recovery REIT, Inc. (“NYRR”) from its formation in October 2009 through March 2012 and executive vice president and secretary of the NYRR advisor and property manager from their formation in November 2009 through March 2012. Mr. Weil became president, secretary and treasurer of NYRR and the NYRR advisor and property manager in March 2012. Mr. Weil also was executive vice president and secretary of American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”) from its formation in July 2010 through March 2012 and executive vice president and secretary of the ARC RCA advisor and property manager from their formation in May 2010 through March 2012. Mr. Weil became president, chief operating officer and secretary of ARC RCA and the ARC RCA advisor and property manager in March 2012. Mr. Weil also was executive vice president and secretary of American Realty Capital Properties, Inc. (“ARCP”) from its formation in December 2010 through February 2012 and executive vice president and secretary of its advisor from its formation in November 2010 through February 2012. Mr. Weil became president, chief operating officer, secretary and treasurer and a director of ARCP and president, chief operating officer, secretary and treasurer of the ARCP manager in March 2012. He also was executive vice president and secretary of American Realty Capital Healthcare Trust, Inc. (“ARC HC”) since its formation in August 2010 and executive vice president and secretary of the ARC HC advisor and property manager since their formation in August 2010. Mr. Weil became president, chief operating officer and secretary of ARC HC and the ARC HC advisor and property manager in March 2012. Mr. Weil has served as executive vice president and secretary of American Realty Capital III, Inc. (“ARCT III”) since its formation in October 2010, and has served as president, chief operating officer, secretary, treasurer and a director of ARCT III since February 2012. Mr. Weil served as executive vice president and secretary of the ARCT III advisor and property manager since their formation in October 2010 and has served as president, chief operating officer, secretary and treasurer of the ARCT III advisor and property manager since March 2012. Mr. Weil also was executive vice president and secretary of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”) from its formation in September 2010 through February 2012 and executive vice president and secretary of its advisor and property manager from their formation in September 2010 through February 2012. Mr. Weil became president, chief operating officer, secretary, treasurer and a director of ARC DNAV and president, chief operating officer, secretary and treasurer of the ARC DNAV advisor and property manager in March 2012. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. He was formerly the senior vice president of sales and leasing for American Financial Realty Trust (as well as for its predecessor, American Realty Financial Group) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square-foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

Item 8.01 Other Events.

The Company announced that it had raised in excess of $15.0 million in aggregate gross proceeds from all investors for its shares of common stock. Accordingly, the Company is now accepting subscriptions from all states where it has cleared, including subscriptions from residents of Texas and Tennessee.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: March 20, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman